Exhibit 10.3

EXECUTION VERSION

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 1 Bryant Park New York, New York 10036	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010

CONFIDENTIAL

February 28, 2015

COMMITMENT LETTER

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario, Canada K2K 2W7

Attention: Steve Spooner, Chief Financial Officer

Re:	Project Roadster

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS, “Credit Suisse”) (collectively, the “Commitment Parties”, “we” or “us”) that Mitel Networks Corporation, a corporation organized under the federal laws of Canada (the “Acquiror” or “you”), intends to:

(a) acquire, through a newly formed, wholly-owned subsidiary organized under the laws of Delaware (“Merger Sub”), all of the issued and outstanding capital stock of all classes (the “Shares”) of a company identified to us and code-named “McLaren” (the “Target” and, together with its subsidiaries, the “Acquired Business”) by way of (x) a tender offer (the “Tender Offer”) for any (subject to the Minimum Tender Condition (as defined in Exhibit C)) and all of the Shares, and (y) on the Closing Date (as defined in Exhibit A), a merger of Merger Sub with and into the Target (the “Merger”; with the Tender Offer, the Top-Up Purchase described below (if necessary) and the Merger collectively referred to herein as the “Acquisition”) in accordance with the Acquisition Agreement and all applicable law, with the Target as the surviving corporation of the Merger;

(b) if, on the Closing Date, the Minimum Tender Condition (as defined in Exhibit C) is satisfied but the 90% Condition (as defined in Exhibit C) is not satisfied, then Merger Sub shall make one or more additional purchases (such additional purchases, “Top-Up Purchases”) of Shares on the Closing Date as provided in the Acquisition Agreement (such additional Shares, “Top-Up Shares”) for the purposes of satisfying the 90% Condition; and

(c) to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the existing funded indebtedness (the “Existing Debt”) of each of the Acquiror and its subsidiaries and the Acquired Business (the “Refinancing”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total cash purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the following sources:

(i) borrowings under a $50.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility”), it being understood and agreed that no more than an amount to be mutually agreed of borrowings under the Revolving Credit Facility may be used on the Closing Date to finance the Acquisition and for the payment of fees and expenses (including upfront fees or original issue discount) payable in connection with the Facilities (as defined below),

(ii) a $650.0 million senior secured first lien term loan facility (as such amount may be increased by the amount of any Flex Term Loans (as defined in the Fee Letter)) having the terms set forth in Exhibit A hereto (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”), and

(iii) available cash on hand of the Acquiror.

The transactions described in clauses (i) and (ii) above are referred to as the “Debt Financing” and, together with the Acquisition and the Refinancing and the payment of all related fees, commissions and expenses are collectively referred to as the “Transactions.” You and your subsidiaries (including the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.	The Commitments.

In connection with the foregoing, (x) Bank of America is pleased to inform you that it hereby commits directly or through one or more of its affiliates, to provide 60% of the Term Loan Facility and 60% of the Revolving Credit Facility and (y) CS is pleased to inform you that it hereby commits directly or through one or more of its affiliates, to provide 40% of the Term Loan Facility and 40% of the Revolving Credit Facility. The commitments of Bank of America and CS are several and not joint.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Each applicable Commitment Party’s obligation to the Borrowers to fund the Facilities on the Closing Date is subject only to the specified closing conditions set forth in Section 3 of this letter (this letter, including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) among you and each of us and on Exhibit B and Exhibit C hereto. Notwithstanding anything to the contrary in this Commitment Letter or the fee letter dated as of the date hereof (the “Fee Letter” and, together with this Commitment Letter, the “Debt Financing Letters”), among you and each of us, except as otherwise set forth in Exhibit A, Exhibit B and Exhibit C hereto, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided, that the credit agreement in respect of the Facilities shall not contain any (x) representations and warranties other than those described under the caption “Representations and Warranties” as set forth in Exhibit A hereto, (y) any affirmative, negative or financial covenants other than those described under the captions “Affirmative Covenants”, “Negative Covenants” and “Financial Covenant” as set forth in Exhibit A hereto or (z) any defaults or events of default other than those described under the caption “Events of Default” as set forth in Exhibit A hereto; and further provided that there shall be no closing condition to the Facilities contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof or on Exhibit B or Exhibit C to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of each of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2. Titles and Roles. As consideration for the Commitments, you hereby retain and will cause your affiliates to retain (i) MLPFS and CS Securities or their respective designees to act as joint lead arrangers and joint bookrunners in connection with the Facilities (in such capacities, each an “Arranger” and, together the “Arrangers”), and (ii) Bank of America or its designees to act as sole administrative agent and sole collateral agent in connection with the Facilities. It is further agreed that MLPFS will have “left side” designation and shall appear on the top left of any offering or marketing materials in respect of the Facilities and shall hold the leading role and responsibilities associated with such designation, including maintaining sole “physical books” and syndication rights in respect of the Facilities and CS Securities will have “right side” designation and shall appear on the top right of any offering or marketing materials in respect of the Facilities. You further agree that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in order to obtain any commitments with respect to the Facilities, unless you and each of us shall reasonably agree.

3. Conditions Precedent. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) since the date of the Acquisition Agreement, there shall not have occurred any Target Material Adverse Effect (as defined below), (ii) since December 31, 2014, there shall not have occurred any Material Adverse Effect (as defined below), (iii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) and (iv) the other conditions expressly set forth in Exhibit B and Exhibit C to this Commitment Letter.

For purposes hereof, the following terms shall have the following meanings:

“Target Material Adverse Effect” means (with capitalized terms used in this definition having the meanings assigned thereto in the Acquisition Agreement) any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of Parent, (vii) the public announcement of this Agreement and the Transactions, (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of the Company’s securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any such failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Material Adverse Effect” means (with capitalized terms used in this definition having the meanings assigned thereto in the Acquisition Agreement) any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in Canada, the United States or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of the Company, (vii) the public announcement of this Agreement and the Transactions, (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of Parent securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which Parent and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any such failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date shall be (A) such of the representations and warranties with respect to the Acquired Business in the Acquisition Agreement (as hereinafter defined) as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto, unless such waiver, amendment or other modification has been consented to by the Arrangers) (collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date if the conditions expressly set forth in this Section 3 of the Commitment Letter and the other conditions expressly set forth in Exhibit B and Exhibit C to this Commitment Letter are satisfied or waived by us (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement (or local law equivalent) under the Uniform Commercial Code or a Personal Property Security Act, or (y) by the delivery of stock certificates of the Acquiror’s U.S. and Canadian subsidiaries which are required to be delivered under Exhibit A to this Commitment Letter) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities and the making of the initial loans and other extensions of credit on the Closing Date, but shall be required to be perfected (i) within 30 days after the Closing Date with respect to any stock certificates not described in clause (y) of the above parenthetical and such Collateral that may be perfected by the filing of a security agreement on the applicable form (or local law equivalent) with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, and (ii) within 60 days after the Closing Date in respect of such Collateral not described in the immediately preceding clause (i) (in each case subject to extensions granted by the Administrative Agent, in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Acquiror and its subsidiaries (including the Acquired Business) on a pro forma consolidated basis on the Closing Date (after giving effect to the Transactions), no conflicts entering into and performing the Definitive Debt Documents with charter documents or material laws, Federal Reserve margin regulations, the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), FCPA/anti-corruption laws, OFAC/anti-terrorism/sanctions laws, the Investment Company Act and, subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests in the Collateral. This paragraph shall be referred to herein as the “Certain Funds Provision”.

4.	Syndication.

(a) The Arrangers reserve the right, at any time after the date hereof and prior to or after execution of the Definitive Debt Documents, to syndicate all or part of their Commitments to banks, financial institutions and other entities identified by MLPFS in consultation with CS Securities and you and, with respect to the Revolving Credit Facility only, subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) (collectively, with Bank of America and CS, the “Lenders”). The Commitments of each applicable Commitment Party shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, no such reduction shall relieve such Commitment Party of its obligation to fund on the Closing Date the portion of its Commitments so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to such Lender making its initial extensions of credit on the Closing Date as set forth or referred to in Section 3 above, to fund its commitment on the Closing Date; provided, further, that unless you agree in writing, we shall retain exclusive control over the rights and obligations with respect to our respective Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. MLPFS will exclusively manage all aspects of any such syndication in consultation with CS Securities and you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate (subject to your rights under the first sentence of this paragraph), the allocation of the commitments and naming rights among the Lenders, and the amount and distribution of fees to Lenders, it being understood and agreed that we will not syndicate to (i) those persons that are competitors (to be defined in the Loan Documents) of you or your subsidiaries or the Target and its subsidiaries or (ii) such other persons, in the case of each of preceding clauses (i) and (ii), identified in writing to the Arrangers on or prior to our execution of this Commitment Letter (and in the case of the persons identified in writing to us under clause (ii), any of such person’s affiliates that are reasonably identifiable on the basis of such affiliate’s name) (collectively, the “Disqualified Lenders”); provided that that a “competitor” or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person who is separately identified by you to us prior to the date hereof) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Acquiror or the Target or any entity that forms part of the Acquiror’s or the Target’s business (including the respective subsidiaries thereof). To assist us in the syndication efforts, you agree to furnish, prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as any of us may reasonably request in connection with the syndication of the Commitments and/or any extensions of credit made thereunder; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b) We intend to commence syndication efforts promptly upon your execution of this Commitment Letter, and you agree to assist us until the date that is the earlier of (i) 45 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i) your using commercially reasonable efforts to ensure that syndication efforts benefit from your and the Acquired Business’ existing relationships with financial institutions and other prospective Lenders,

(ii) your providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management representatives and advisors of the proposed Lenders and rating agencies, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the proposed Lenders and rating agencies, on the other hand),

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing the Acquired Business to assist) in the preparation of customary confidential information memoranda (the “Confidential Information Memorandum”), and other marketing materials to be used in connection with the syndication of our Commitments (together with the Confidential Information Memorandum, the “Materials”) and including any versions of the Materials required pursuant to paragraph (c) below,

(iv) your providing to us of copies of any due diligence reports or memoranda prepared at your direction or any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you and to any such preparers of customary non-disclosure agreements as shall be reasonably requested,

(v) your causing us to receive for distribution to the prospective Lenders, at least five business days prior to the Closing Date a copy of the credit agreement in respect of the Facilities in the form agreed to by the Arrangers and the Borrowers,

(vi) your using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period a public corporate rating and a corporate family rating (but no specific rating in either case) for the Borrowers from each of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public facility ratings (but not a specific ratings) from each of S&P and Moody’s for the Facilities, and

(vii) your hosting with us (and to the extent any of us requests that senior management or representatives of the Target attend, you shall use your commercially reasonably efforts to cause them to attend) of meetings with prospective Lenders during regular business hours at such times and in such places as mutually agreed.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the successful completion of the syndication of the Facilities shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

(c) You agree, at MLPFS’s request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, its affiliates or any of its or their respective securities for purposes of Canadian or United States federal, state or provincial securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, customary authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that (x) the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information, (y) each letter shall contain a customary “10b-5” representation, and (z) the information package containing solely Public Information will contain customary language exculpating us and our affiliates, with respect to any liability related to the use of the contents of such information package or any related marketing materials by any recipients thereof and exculpate you, the Target and your and their respective affiliates with respect to any liability related to the use of the contents of such information package or any related marketing materials by any recipient thereof in violation of applicable law. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information, including by e-mail): (i) drafts and final term sheets and Definitive Debt Documents with respect to the Facilities, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) term sheets and notification of changes in the terms of the Facilities. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous securities issuances by the Company) may, subject to the limitations in Section 9 of this Commitment Letter, be disseminated for syndication purposes in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use your commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination. You further agree that, at its expense, either Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as such Arranger may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You hereby represent and warrant that on the date hereof, on any subsequent date when any Information (as defined below) or any Projections (as defined below) is delivered or made available to us and on the Closing Date (and, with respect to the Target and its subsidiaries, to the best of your knowledge that):

(a) all written information and data other than the Projections (as defined below), forward-looking information and information of a general economic or industry-specific nature (including the Materials, the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives with respect to the Company is or will be, when furnished, when taken as a whole, complete and correct in all material respects,

(b) none of the Information, when taken as a whole, shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and

(c) all projections and other forward-looking information that have been or will be made available to any of us by or on behalf of you or the Acquired Business or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquiror or the Acquired Business (as applicable) and (ii) assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are not to be viewed as facts, are not a guarantee of financial performance and are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, (i) with respect to Information and/or Projections relating to you or your subsidiaries, supplement or cause to be supplemented promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct in all material respects under those circumstances and (ii) with respect to Information and/or Projections relating to the Target or its subsidiaries, cause (or if prior to the Closing Date, use your commercially reasonable efforts to cause) the Target to supplement such information in order that such representations and warranties to your knowledge will be correct in all material respects under those circumstances.

You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and the Acquired Business and (ii) provide us full access, as reasonably requested, to your respective officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6. Clear Market. You agree that, from the date hereof until the Syndication Date (or if later, the Closing Date), you and your subsidiaries will not, and you will use commercially reasonable efforts to ensure that the Acquired Business will not, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt security of you, the Acquired Business or any of your or its respective affiliates (other than the Debt Financing contemplated hereby or ordinary course intercompany debt), including any renewals or refinancings of any existing debt facility or debt securities, without each Arranger’s prior written consent. Notwithstanding anything in this Commitment Letter to the contrary, the provisions of this Section 6 shall not apply in the event of a material breach by any Commitment Party of its funding obligations under this Commitment Letter.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers; Expense Reimbursement. You agree to indemnify and hold harmless each of us, the Lenders and each of our and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities or proceedings of any kind or nature whatsoever (each a “Claim”) which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Debt Financing Letters, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person within ten days following demand for any reasonable and documented (pursuant to a summary statement thereof) legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, willful misconduct or bad faith of such Indemnified Person, (ii) a material breach by an Indemnified Person of its obligations under this Commitment Letter or the Fee Letter at a time when you have not breached your obligations hereunder in any material respect, or (iii) a dispute among Indemnified Parties not arising from any act or omission of you or any of your affiliates (other than a claim against any Commitment Party solely in its capacity as an Arranger or Agent or any similar capacity under the Facilities). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Debt Financing Letters, the Facilities or any of the Transactions are consummated.

Notwithstanding any other provision of the Debt Financing Letters, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, and (ii) no Indemnified Person shall be liable (whether directly or indirectly, in contract or tort or otherwise) for any indirect, special, punitive or consequential damages in connection with any aspect of the Transactions or its activities related to the Facilities.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder whether or not such Indemnified Person is a party to any Debt Financing Letter, unless (i) such Indemnified Person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution have given their prior written consent, which may be given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

In addition, you agree to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the

Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of you and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of White & Case LLP, as New York counsel to the Arrangers and the Administrative Agent, of Borden Ladner Gervais LLP, as Canadian counsel to the Arrangers and the Administrative Agent, and of special and local counsel to the Lenders retained by the Arrangers or the Administrative Agent and (b) reasonable and documented due diligence expenses) incurred in connection with the Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

9. Confidentiality. This Commitment Letter and the Fee Letter are each delivered to you on the understanding that neither this Commitment Letter, the Fee Letter, the existence of this Commitment Letter or the Fee Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform each of us promptly thereof and to cooperate with each of us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to you and your officers, directors, employees, stockholders, attorneys, accountants and advisors on a confidential basis and only in connection with the Transactions, (c) Exhibit A may be disclosed to rating agencies in connection with their review of the Facilities or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities, (e) this Commitment Letter (but not the Fee Letter) may be disclosed to the Acquired Business and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions, (f) this Commitment Letter and the information contained in this Commitment Letter (but not the Fee Letter) may be disclosed (i) to the extent required by the applicable rules of any national securities exchange, and/or (ii) to the extent required by applicable U.S. or Canadian securities laws, in connection with any Securities and Exchange Commission or other national securities exchange filings relating to the Acquisition and (g) to the extent portions thereof have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and each of the contents thereof to the Acquired Business and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities.

Each Commitment Party and its affiliates shall use all information received by it and them from you, the Acquired Business or your or its respective affiliates and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to Moody’s and S&P, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), or to any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Acquiror, the Target or any of their respective affiliates or any of their respective obligations, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent permitted by law, rule or regulation), (d) upon the request or demand of any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over any Commitment Party or any of its affiliates or upon the good faith determination by counsel of any Commitment Party that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of us (collectively, “Representatives”) on a reasonable “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of the Commitment Parties’ respective affiliates, or Representatives of such affiliates (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each Commitment Party shall be responsible for its affiliates’ and its affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) to establish a “due diligence” defense, if applicable, (i) to enforce their respective rights hereunder or under the Fee Letter, (j) as is expressly contemplated under the last sentence of Section 4(d) above and Section 12(f) below and (k) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants referred to above or to any potential counterparty to any swap or derivative transaction relating to the Acquiror, the Target or any of their respective affiliates or any of their respective obligations shall be made subject to the acknowledgment and acceptance by such Lenders or prospective Lenders, participant or prospective participant or counterparty (as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Debt Documents upon the execution and delivery thereof and in any event shall terminate on the first anniversary of the date hereof.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) each Commitment Party and/or its affiliates and subsidiaries (each an “Arranger Group” and collectively the “Arranger Groups”), in its and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) its and their interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of such Commitment Party’s Arranger Group,

(b) each Commitment Party and any other member of such Commitment Party’s Arranger Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to such Commitment Party or any member of its Arranger Group (a “Third Party”), and may retain for such Commitment Party’s or any of its Arranger Group’s own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of any such Arranger Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by any Commitment Party or any other member of its Arranger Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within each Commitment Party’s divisions or divisions of other members of such Commitment Party’s Arranger Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) information that is held elsewhere within any Commitment Party or its Arranger Group, but of which none of the individual directors, officers, employees or other individuals having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

(d) no Commitment Party and no other member of its Arranger Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on such Commitment Party’s or any of its affiliates’ own account or otherwise) or otherwise carrying on its or their business,

(e)(i) no Commitment Party nor any of our affiliates has assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters and except as agreed between you and any Commitment Party in a separate engagement letter, (ii) each Commitment Party and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any advisory, fiduciary or agency relationship or any fiduciary or other implied duty on the part of such Commitment Party or any of its affiliates and (iii) each Commitment Party is (and is affiliated with) full service financial firms and as such may effect from time to time transactions for its own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, each Arranger and any other member of its Arranger Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by any Commitment Party, any of its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from any Commitment Party’s failure or the failure of any of its affiliates to bring such transactions, activities, investments or holdings to your attention,

(f) none of us nor any of our affiliates is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and none of us nor any of our affiliates shall have responsibility or liability to you with respect thereto. Any review by any of us, or on behalf of any of us, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates, and

(g) you acknowledge that you have been advised of the role of MLPFS and/or its affiliates as financial advisors to you in connection with the Transaction and that, in such capacity, MLPFS is not advising you to enter this Commitment Letter or the Fee Letter or advising you with respect to any financing contemplated herein and therein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter, the Fee Letter and any provision of financing contemplated herein and therein and are fully aware of any conflicts of interest which may exist as a result of MLPFS’s engagement hereunder and the engagement of MLPFS or any of its affiliates as financial advisor to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of MLPFS or any of its affiliates as financial advisor to you in connection with the Transaction and, on the other hand, MLPFS’s engagement hereunder or any arrangement, underwriting or provision by it of any financing in connection with the Transaction.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, provided, however, that the interpretation of the definition of Target Material Adverse Effect” (and whether or not a Target Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy of any Specified Purchase Agreement Representations you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties and (c) the determination of whether the Acquisition is consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with the laws of Delaware without giving effect to any choice or conflict of laws provision or rule (whether Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of Delaware. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the Borough of Manhattan in New York City in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter (whether in law or equity, whether in contract or in tort or otherwise) and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined only in any such court and that service of process therein may be made by certified mail, postage prepaid, to the respective addresses set forth above and further agree that suit for the recognition or enforcement of any judgment obtained in any such New York State or federal court may be brought in any other court of competent jurisdiction. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or any of us may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

You hereby irrevocably appoint MUSHI, having offices on the date hereof at 1146 North Alma School Road, Mesa, Arizona 85201 (the “Process Agent”), as your agent to receive on your behalf service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York State court or United States Federal court sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof. Such service may be made by mailing or delivering a copy of such process to you, in care of the Process Agent at the address specified above, and you hereby irrevocably authorize and direct the Process Agent to accept such service on your behalf.

YOU AND WE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE DEBT FINANCING LETTERS, ANY OF THE TRANSACTIONS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you or any of us, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without the prior written consent of each Commitment Party, which may be given or withheld in its sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). Each of us may at any time and from time to time assign all or any portion of our respective Commitments hereunder to one or more of our affiliates or to one or more Lenders (other than Disqualified Lenders), whereupon we shall be released from the portion of such Commitments hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of such Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to the making of the initial extensions of credit on the Closing Date in accordance with the terms of this Commitment Letter, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, each of us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge, subject to Section 9, that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, each of us and the Indemnified Persons and your, each of our and their respective successors and permitted assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and each of our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between any of us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You acknowledge that each of us and our affiliates may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing or other services (including financial advisory services) to other potential purchasers of the Acquired Business and that, in such capacities, we and our affiliates may acquire information about the Acquired Business, the Acquisition, and such other potential purchasers and their strategies and proposals, but that nonetheless neither we nor our affiliates shall have any obligation to disclose to you or your affiliates the substance of such information or the fact that we or our affiliates are in possession thereof.

(f) You agree that each of us or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(g) We hereby notify you and, upon its becoming bound by the Definitive Debt Documents, each other Borrower and Guarantor under the Facilities, that pursuant to the requirements of the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001) (as amended or reauthorized from time to time, the “Patriot Act”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and other “know-your-customer”, anti-money laundering and anti-terrorist rules and regulations, each of the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies each Borrower and Guarantor under the Facilities, which information includes the name, address, tax identification number, information concerning its direct and indirect holders of equity interests and other persons exercising control over it, and its and their respective directors and officers, and other information regarding each Borrower and Guarantor under the Facilities that will allow such Commitment Party or such Lender to identify each Borrower and Guarantor under the Facilities in accordance with the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or other such legislation. This notice is given in accordance with the requirements of the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and is effective as to each Commitment Party and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter, except as set forth in the immediately succeeding sentence: (i) Sections 2 and 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 4 and 6 to and including 14 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions. Upon execution and delivery of the Definitive Debt Documents and the payment of all amounts owing at such time hereunder and under the Fee Letter, except as otherwise provided in the immediately preceding sentence, the provisions of this Commitment Letter shall be superseded in their entirety by those set forth in the Definitive Debt Documents.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to each of us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on February 28, 2015 (the

“Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to each of us, and the contemporaneous receipt by each of us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Acquisition Agreement, (ii) the closing of the Acquisition, (iii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, and (iv) 5:00 p.m., New York City time, on July 28, 2015.

Each of the parties hereto agrees that (i) this Commitment Letter constitutes a legal, valid and binding obligation, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) with respect to the subject matter herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that (a) the funding of the Facilities is subject to the conditions specified herein, including the execution and delivery of the definitive documentation for the Facilities by the Borrowers and the Guarantors and (b) the commitment provided hereunder is subject only to those conditions set forth in Section 3 of this Commitment Letter and in Exhibit B and Exhibit C to this Commitment Letter and (ii) the Fee Letter constitutes a legal, valid and binding obligation, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.

By:	/s/ Scott Tolchin
Name: Scott Tolchin Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Scott Tolchin
Name: Scott Tolchin Title: Managing Director

[Project Roadster – Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jeb Slowik
Name: Jeb Slowik Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta Title: Authorized Signatory

[Project Roadster – Commitment Letter]

Accepted and agreed to as of the

date first above written:

MITEL NETWORKS CORPORATION

By:	/s/ Steve Spooner
Name: Steve Spooner Title: Chief Financial Officer

[Project Roadster – Commitment Letter]

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF $700.0 MILLION FACILITIES

Set forth below is a summary of the principal terms of the Term Loan Facility and Revolving Credit Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrowers	(a) Mitel Networks Corporation (the “Acquiror”), in its capacity as a borrower under the below-defined Revolving Credit Facility, (b) Mitel US Holdings, Inc. (“MUSHI”), in its capacity as a borrower under the below-defined Term Loan Facility (on a joint and several basis with Merger Sub) and under the Revolving Credit Facility and (c) Merger Sub (or on and from the consummation of the Acquisition, the Target as survivor thereof), in its capacity as a borrower under the Term Loan Facility (on a joint and several basis with MUSHI) and under the Revolving Credit Facility (each a “Borrower” and collectively, the “Borrowers”).

Guarantors

Each Borrower and each of the Acquiror’s existing or subsequently acquired or created direct and indirect wholly-owned subsidiaries (other than (a) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues, Consolidated EBITDA or assets excluded consistent with the Documentation Principles), (b) any subsidiary that is prohibited by applicable law, rule or regulation existing on the Closing Date or by applicable law, rule or regulation or by any contractual obligation (other than any contractual obligation solely in favor of the Acquiror or any subsidiary thereof) existing at the time of acquisition thereof after the Closing Date (to the extent such contractual obligation was not created in contemplation of the Transactions or such acquisition, as applicable) for so long as such prohibition exists, in each case from guaranteeing the Facilities, or (c) any subsidiary to the extent such subsidiary providing a guarantee may result in an adverse tax consequence to the Borrowers or any of their subsidiaries (including as a result of the operation of Section 956 of the U.S. Internal Revenue Code (the “Code”) or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrowers)

Exhibit A-1

(collectively, the “Guarantors;” the Borrowers and the Guarantors, collectively, the “Credit Parties”).

Joint Lead Arrangers and Joint Bookrunners	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Credit Suisse Securities (USA) LLC (“CS Securities”) and/or one or more of their respective designees approved by the Borrowers (in such capacities, each an “Arranger” and, together, the “Arrangers”). The Arrangers will perform the duties customarily associated with such roles.

Administrative Agent	Bank of America, N.A. (“Bank of America”) and/or one or more of its designees approved by the Borrowers (in such capacity, the “Administrative Agent”); provided that as used herein and in any Loan Documents, for purposes of actions to be taken, notices to be received or payments to be made in respect of Canadian Dollar denominated Revolving Credit Loans, Swing Line Loans, Letters of Credit and bankers’ acceptances, the term “Administrative Agent” shall mean Bank of America, N.A. (Canada Branch). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Bank of America and/or one or more of its designees approved by the Borrowers (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Lenders	A syndicate of banks, financial institutions and other entities (including Bank of America and CS) (collectively, the “Lenders”) identified by the Arrangers in consultation with the Borrowers and, with respect to the Revolving Credit Facility only, subject to the Borrowers’ consent (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that the Arrangers will not syndicate to Disqualified Lenders.

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of the Commitment Letter, on which the Acquisition is consummated and the initial funding of the Facilities has occurred (the “Closing Date”).

Loan Documents	The definitive documentation governing or evidencing the Facilities and the Guarantees and Collateral documents described herein (collectively, the “Loan Documents”).

Exhibit A-2

II. Types and Amounts of Facilities

Term Loan Facility	A senior secured first lien term loan facility in an aggregate principal amount equal to $650.0 million (as such amount may be increased by the amount of any Flex Term Loans) (the “Term Loan Facility”) (the loans thereunder, the “Term Loans”).

The full amount of the Term Loan Facility (other than any Incremental Term Loans) shall be drawn by the Acquiror in U.S. dollars in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Final Maturity and Amortization of Term Loan Facility	The Term Loan Facility will mature on the date that is 7 years after the Closing Date and will amortize at an annual rate of 1.0% in equal quarterly installments of 0.25% of the original principal amount of the Term Loan Facility, with the balance payable on the seventh anniversary of the Closing Date. The first installment shall be due and payable on the last day of the first full fiscal quarter following the Closing Date.

Notwithstanding any of the foregoing, the Loan Documents shall provide the right for individual Lenders under the Term Loan Facility to agree to extend the maturity date of the outstanding Term Loans upon the request of the applicable Borrower and without the consent of any other Lender pursuant to customary procedures to be agreed (any such loans that have been so extended, the “Extended Term Loans”); it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, that it is understood that no existing Lender will have any obligation to commit to any such extension. The terms of the Extended Term Loans shall be substantially similar to the Term Loans except for interest rates, fees, amortization (so long as, prior to the final stated maturity of the Term Loans, the amortization of such Extended Term Loans does not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Extended Term Loans), final maturity date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended Term Loans prior to being applied to Extended Term Loans and certain other provisions to be

Exhibit A-3

agreed, provided that the Extended Term Loans shall not benefit from Guarantees or Collateral that do not also benefit the existing Term Loans, and further provided that other terms of the Extended Term Loans may differ from the Term Loans to the extent such differences do not apply until after the final stated maturity of the Term Loans.

The Administrative Agent and Borrowers shall be permitted to effect such amendments to the Loan Documents as may be necessary or appropriate to give effect to the immediately preceding paragraph, including conforming amendments (which may be in the form of an amendment and restatement), without the consent of each Lender, other than the Lenders agreeing to extend such Extended Term Loans.

Incremental Credit Facilities	The Borrowers shall have the right to increase the size of the Term Loan Facility and/or the Revolving Credit Facility ((x) with respect to the Term Loan Facility, “Incremental Term Loan Commitments” and such new loans, “Incremental Term Loans” and (y) respect to the Revolving Credit Facility, “Incremental Revolving Commitments” and such new loans, “Incremental Revolving Credit Loans”; each of the Incremental Term Loans and Incremental Revolving Credit Commitments may hereinafter be referred to as the “Incremental Facility”), at any time after the Closing Date from willing Lenders and/or eligible assignees up to an aggregate total principal amount not to exceed the sum of (A) $100.0 million plus (B) an additional amount if, after giving effect to the incurrence of such additional amount (and with respect to any Incremental Revolving Commitments, assuming the same are fully drawn, and, in each case, without “netting” cash proceeds of any Incremental Facilities), the consolidated total net leverage ratio would not exceed 3.00:1.00, subject to the following:

(i)	no default or event of default has occurred and is continuing, or would immediately occur after giving effect to, such Incremental Term Loan Commitments, Incremental Revolving Commitments and the proposed Incremental Term Loans and Incremental Revolving Credit Loans, as applicable,

(ii)	the Borrowers shall have certified to the Administrative Agent that the full amount of the respective Incremental Term Loans or Incremental

Exhibit A-4

Revolving Credit Loans may be incurred without violating the terms of the Facilities,

(iii)	the Incremental Term Loans shall have a maturity no earlier than the Term Loan Facility and shall have a weighted average life to maturity no shorter than the Term Loan Facility,

(iv)	the initial yield (to be defined to include all applicable margin, interest rate floors, upfront fees, original issue discount or similar yield-related discounts, deductions or payments, but excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the Lenders providing the Incremental Term Loans or the Incremental Revolving Commitments, as applicable) of the Incremental Term Loans or the Incremental Revolving Credit Loans, as applicable, shall be no greater than 0.50% per annum higher than the corresponding all-in yield applicable to the existing Term Loan Facility or the Revolving Credit Facility, as applicable (or, if such initial yield on the Incremental Term Loans or Incremental Revolving Credit Loans, as applicable, exceeds the all-in yield on the existing Term Loan Facility or the Revolving Credit Facility, as applicable, then the interest rate margin for the existing Term Loan Facility or the Revolving Credit Facility, as applicable, shall automatically be increased to equal such initial yield on the Incremental Term Loans or the Incremental Revolving Credit Loans, as applicable, less 0.50%),

(v)

the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans or Incremental Revolving Commitments or Incremental Revolving Credit Loans (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the

Exhibit A-5

respective period, as the case may be),

(vi)	the terms of the Incremental Term Loan Commitments and Incremental Term Loans shall be otherwise reasonably satisfactory in all respects to the Administrative Agent to the extent that such terms, except to the extent set forth above, are not consistent with the Term Loan Facility,

(vii)	any Incremental Revolving Commitment will be documented solely as an increase to the commitments with respect to the Revolving Credit Facility, without any change in terms except as set forth above, and

(viii)	any such Incremental Term Loans shall benefit from the same (or lesser) guarantees as, and be secured on a pari passu basis by the same (or lesser) Collateral (as defined below) securing the Term Loan Facility, as applicable.

None of the existing Lenders under the Facilities will be required to provide any Incremental Term Loan Commitments or Incremental Revolving Commitments, and any decision whether or not to do so by any such Lender shall be made at the sole discretion of such Lender.

For purposes of this Commitment Letter, unless the context otherwise requires, Incremental Term Loans shall constitute “Term Loans” and shall be subject to the provisions of this Commitment Letter (including mandatory prepayment requirements) to the same extent as Term Loans, except as provided otherwise herein.

Revolving Credit Facility	A senior secured first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount equal to $50.0 million (with the loans thereunder referred to herein as the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”). Amounts repaid under the Revolving Credit Facility may be reborrowed, subject to the limitations set forth herein.

The Revolving Credit Facility will be available in U.S. dollars; provided that Borrowings, Letters of Credit, Swing Line Loans and bankers’ acceptances under the Revolving Credit Facility will be available to the Acquiror

Exhibit A-6

in Canadian Dollars.

Maturity of Revolving Credit Facility	The Revolving Credit Facility shall be available to either Borrower on a revolving basis during the period commencing on the Closing Date (subject to the limitations set forth under the caption “Use of Proceeds” set forth below) and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit	A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by Bank of America (the “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility on a pro rata basis, to support obligations of the Borrowers and their wholly owned subsidiaries reasonably satisfactory to the Issuing Lender. The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with any Borrower’s own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day. To the extent that the Borrowers do not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Canadian Bankers’ Acceptances	Subject to availability, a portion of the Revolving Credit Facility not in excess of an amount, and on terms and conditions, to be mutually agreed shall be available to the Acquiror for Canadian bankers’ acceptances.

Swing Line Loans

A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from Bank of America (in such capacity, the

Exhibit A-7

“Swing Line Lender”). Except as otherwise provided herein, any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Currency Matters	Revolving Credit Loan fundings and payments in respect of non-U.S. dollar loans will be made in Canadian Dollars. All unreimbursed Letter of Credit draws to be funded by the Lenders under the Revolving Credit Facility will be immediately due and payable in the same currency in which such draws were made.

In the case of Revolving Credit Loans, Letters of Credit and bankers’ acceptances denominated in Canadian Dollars, the Administrative Agent will at periodic intervals, and may, at its discretion, at other times, recalculate the aggregate exposure under such loans, Letters of Credit and bankers’ acceptances denominated in Canadian Dollars and outstanding under the Revolving Credit Facility at any time to account for fluctuations in exchange rates affecting the Canadian Dollar. All calculations by the Administrative Agent of foreign currency equivalents will be based on its spot foreign exchange rates at the time of calculation. If, as a result of any such recalculation, the aggregate exposure in respect of obligations outstanding under the Revolving Credit Facility exceeds an amount equal to 102% of aggregate Revolving Credit Facility commitments, the Borrowers will prepay Revolving Credit Loans and other obligations and, if applicable, cash collateralize Letters of Credit and bankers’ acceptances in the amount necessary to eliminate such excess.

Use of Proceeds	The proceeds of the Term Loans borrowed on the Closing Date will be used directly or indirectly to finance, in part, purchase of the Shares pursuant to the Acquisition (including in connection with the Tender Offer and any Top-Up Purchases), the cash-out of outstanding stock options issued by the Target in accordance with the Acquisition Agreement and the Refinancing, and to pay fees and expenses in connection with the foregoing.

The proceeds of the Revolving Credit Loans will be used (i) on the Closing Date up to an amount to be mutually agreed to finance, in part, the Acquisition (including in connection with the Tender Offer and any Top-Up

Exhibit A-8

Purchases) and to pay upfront fees (or original issue discount) and expenses in connection with the Facilities (ii) after the Closing Date for the working capital and general corporate purposes of the Borrowers and their subsidiaries (including permitted acquisitions, capital expenditures and permitted distributions).

The proceeds of any Incremental Facility will be used by the Borrowers for general corporate purposes of Borrowers and their subsidiaries (including, without limitation, permitted acquisitions, capital expenditures and permitted distributions).

Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrowers and their subsidiaries.

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Facilities and optional reductions of the unutilized portion of the commitments under the Facilities (other than, in each case, Canadian bankers’ acceptances) will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurocurrency Rate Loans other than on the last day of the relevant interest period and (ii) payments of an amount provided below under the caption “Call Protection on Term Loans”). Voluntary prepayments of the Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrowers. Canadian bankers’ acceptances may not be prepaid prior to their maturity.

Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Term Loans or, if all Term Loans have then been repaid, to prepay Revolving Credit Loans (or, if none, to cash collateralize Letters of Credit thereunder), without a reduction of the commitments thereunder, in each case consistent with the Documentation Principles:

—

100% of the net cash proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Loan Documents and excluding for certainty any Incremental Facilities) by

Exhibit A-9

any Borrower or any of their subsidiaries (with additional exceptions to be agreed upon); and

—	100% of the net cash proceeds in excess of a threshold to be mutually and reasonably agreed of any non-ordinary course sale or other disposition of assets by any Borrower or any of their subsidiaries (excluding sales of inventory in the ordinary course and including (i) as a result of casualty or condemnation and (ii) any sale of the equity interests in any Credit Party (other than the Acquiror) or subsidiary of a Credit Party to a non-Credit Party) (subject to customary exceptions and reinvestment rights, and such other exceptions consistent with the Documentation Principles); and

—	50% of “excess cash flow” (to be defined in a manner consistent with the Documentation Principles, and in any event, giving dollar-for-dollar credit for voluntary prepayments to the Term Loan Facility and the Revolving Credit Facility, to the extent such prepayments of the Revolving Credit Facility are accompanied by a permanent and concurrent commitment reduction thereunder for each fiscal year of the Borrowers (commencing with the fiscal year ending December 31, 2016), with step-downs to be agreed upon based on compliance with consolidated total net leverage ratios to be agreed.

All such mandatory prepayments shall be applied without premium or penalty (except for customary breakage costs, if any) and shall be applied in the following order: first, to the next four scheduled unpaid installments of principal of the Term Loan Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the Term Loan Facility and second, to the Revolving Credit Facility (including to cash collateralize Letters of Credit and bankers’ acceptances) (without a reduction of the commitments thereunder).

The Revolving Credit Loans will be prepaid and the Letters of Credit and bankers’ acceptances will be cash collateralized to the extent such extensions of credit at any time exceed an amount equal to 102% of aggregate commitments in respect of the Revolving Credit Facility.

Call Protection on Term Loans	The Borrowers shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that

Exhibit A-10

occurs on or before the date occurring six months after the Closing Date (the “Soft Call Date”), in an amount not to exceed 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent in consultation with the Borrowers), and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment. Notwithstanding anything in this paragraph to the contrary, in no event will any prepayment premium be payable pursuant to this paragraph in connection with the occurrence of a Change of Control (to be defined in a manner to be mutually agreed).

After the Soft Call Date, the Facilities may be prepaid in whole or in part at any time without premium or penalty (other than customary breakage costs).

IV. Collateral and Guarantees

Collateral

Subject to the limitations set forth below in this section, subject to the Certain Funds Provision, and subject to the Documentation Principles, the obligations of each Credit Party in respect of the Facilities, any interest rate hedging obligations of the Borrowers owed to a Lender, the Administrative Agent, an Arranger or their respective affiliates or to an entity that was a Lender, the Administrative Agent, an Arranger or their respective affiliates at the time of such transaction (“Permitted Secured Hedging Obligations”), and any treasury management obligations of the Borrowers owed to a Lender, the Administrative Agent, an Arranger or their respective affiliates or to an entity that was a Lender, the Administrative Agent, an Arranger or their respective affiliates at the time of such transaction (“Permitted Cash

Exhibit A-11

Management Obligations”) will be secured by the following: a perfected first priority security interest (subject to permitted priority liens and other mutually agreed exceptions consistent with the Documentation Principles) in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), and all of the capital stock of each Credit Party (excluding the Acquiror) and each U.S. and foreign subsidiary directly owned by each Credit Party (but limited to 65% of the voting stock of each “First-Tier CFC Subsidiary” (to be defined in a manner consistent with the Existing Credit Agreement)) (the items described above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”), except that the Credit Parties shall not be obligated to provide a security interest or perfect the Collateral Agent’s security interests in those assets as to which the Collateral Agent reasonably determines in consultation with the Borrowers that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed and any leasehold interests; (ii) motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements), letter of credit rights (except to the extent perfection can be obtained by filing of financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) any lease, license or other similar agreement or any property subject to a purchase money security interest or other agreement (provided that such other agreement was not entered into in contemplation of or in connection with Transactions) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (iv) any intent to use trademark applications, to the extent that the

Exhibit A-12

grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (vi) any assets of any “controlled foreign corporation” within the meaning of Section 957 of the Code to the extent it would result in adverse tax consequences; (vii) purchased leases (that have not been repurchased) and collateral relating to such purchased leases; and (viii) subject to, and consistent with, the Documentation Principles, any other assets that are excluded under the terms of the security in place in respect of the Existing Credit Agreement (the foregoing described in clauses (i) through (ix) are collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind to be agreed).

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Facilities and the Permitted Secured Hedging Obligations and the Permitted Cash Management Obligations (the “Guarantees”). Such Guarantees will be in form consistent with the Documentation Principles (subject to any modifications as may be required by the Administrative Agent to comply with laws or market practice in any applicable jurisdiction). All Guarantees shall be guarantees of payment and performance, and not of collection. Notwithstanding anything contained herein to the contrary, no Credit Party shall be jointly and severally liable or guarantee any Permitted Secured Hedging Obligations if, and to the extent that such liability or such guaranty of such swap obligation is or becomes illegal under the Commodity Exchange Act (determined after giving effect to any keepwell or other support for the benefit of such Credit Party).

Exhibit A-13

V. Other Provisions

Documentation Principles	The Loan Documents (a) shall be consistent with the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in Section 1 of the Commitment Letter (subject to modification in accordance with the “market flex” provisions of the Fee Letter) and consistent with credit agreement terms customary and usual for facilities and transactions of this type (but in no event shall include any modifications to the conditions to borrowing), and (b) shall be negotiated in good faith by the Borrowers and the Arrangers giving due regard to (i) the terms set forth in that certain Credit Agreement dated as of January 31, 2014 (the “Existing Credit Agreement”) by and among the Acquiror, MUSHI, the lenders party thereto, Jefferies Finance LLC, as administrative and collateral agent, and others, as amended, and the other loan documents entered into in connection therewith, (ii) the business of the Borrowers and their subsidiaries, taking into account the higher debt quantums required for the Transactions and the larger size of the Acquiror and its subsidiaries, on a consolidated basis, following the Transactions, (iii) the operational and strategic requirements of the Borrowers and their subsidiaries in light of their size, industries, businesses and business practices, and the Projections delivered to the Arrangers prior to the date of the Commitment Letter, (iv) the general trends and risks affecting the industry of the Borrowers and their subsidiaries, and (v) the prevailing market conditions at the time of syndication of the Facilities; it being further understood and agreed that (x) the provisions contained in the Existing Credit Agreement shall not limit the ability of the Administrative Agent to include operational and other agency provisions reasonably required by it in such capacity consistent with other financing transactions of this type and (y) to the extent not otherwise provided herein, the terms of the Loan Documents shall be as mutually agreed. This paragraph and the provisions herein are referred to as the “Documentation Principles”.

Representations and Warranties

Limited to the following (to be applicable to the Borrowers and their subsidiaries only): organization, status and powers; due authorization, execution, delivery and enforceability of Loan Documents; no conflicts; financial statements, projections and other information; no material adverse effect; ownership of properties;

Exhibit A-14

intellectual property; equity interests and subsidiaries; litigation and compliance with laws (including laws regulating each Borrower’s business and industry and other regulatory matters) and governmental approvals; organizational documents; enforceability and non-violation of material contractual obligations; federal reserve regulations; the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); OFAC, FCPA/anti-corruption laws; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; solvency; labor matters; employee benefit plans, ERISA and pensions (including defined benefit plans); environmental matters; FCC permits and FCC matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; status of the Facilities as senior debt; anti-terrorism/sanctions laws, money laundering activities and dealing with embargoed persons; value of Quebec-based Collateral; and no casualty; subject in the case of each of the foregoing representations and warranties, to customary exceptions, qualifications and baskets, including for materiality to be agreed consistent with the Documentation Principles.

The representations and warranties will be required to be made in connection with each extension of credit (including the extension of credit on the Closing Date, subject to the Certain Funds Provision).

Conditions Precedent to all Borrowings (except on the Closing Date)	Except with respect to borrowings and other credit extensions on the Closing Date, each borrowing and each other extension of credit shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit; (ii) accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants	Limited to the following (to be applicable to the Borrowers and their subsidiaries): delivery of annual and quarterly financial statements (and in connection with the

Exhibit A-15

annual financial statements, an annual audit opinion from a nationally recognized auditor that is not subject to any qualification as to “going concern” or scope of the audit), annual budget, MD&A, accountants’ letters, projections, officers’ certificates, SEC and other securities exchange filings, “know-your-customer” information and other information requested by the Administrative Agent; notices of default under the Facilities, litigation, other material events and prepayments; existence; maintenance of business and properties; maintenance of insurance; payment and performance of obligations and taxes; employee benefits, ERISA and pensions; maintaining books and records; access to properties and inspections; use of proceeds; compliance with laws (including environmental laws, FCC and other regulatory matters) and material contracts; environmental reports; additional collateral and additional guarantors (including, without limitation, (x) a covenant substantially consistent with Section 7.1.12 of the Existing Credit Agreement and (y) a requirement to ensure that the percentage of the consolidated revenues, Consolidated EBITDA and consolidated assets of the Acquiror that are attributable to subsidiaries of the Acquiror that are excluded as Guarantors for any reason do not exceed an aggregate percentage to be mutually agreed); inspection rights; communications authorizations; further assurances, information regarding Collateral; regulatory matters; upon the request of the Administrative Agent, annual lender conference calls; quarterly investor conference calls; and using commercially reasonable efforts (including, in all events, applying to maintain each credit rating and paying all usual and customary fees and expenses to each of S&P and Moody’s with respect to each credit rating) to maintain ratings, in each case, without regard to the level of such ratings; subject, in the case of each of the foregoing covenants, to customary exceptions, qualifications and baskets to be agreed consistent with the Documentation Principles.

Negative Covenants

Limited to the following (to be applicable to the Borrowers and their subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments (including acquisitions (it being understood and agreed that the Loan Documents shall permit certain “permitted acquisitions” subject to terms and conditions consistent with the Documentation

Exhibit A-16

Principles, loans and advances); asset sales; mergers, acquisitions, consolidations, amalgamations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments (but excluding payments to dissenting shareholders in connection with the Acquisition); transactions with affiliates; prepayments, redemptions and repurchases of other indebtedness; modifications of organizational documents, acquisition documents, debt instruments and certain other documents; limitations on restrictive agreements and certain restrictions on subsidiaries; limitations on issuance of capital stock, including disqualified capital stock; limitations on business activities; fundamental changes; limitations on accounting changes; changes in fiscal year; use of proceeds; no further negative pledges and anti-terrorism laws, money-laundering activities and dealing with embargoed persons, and restrictions on new defined benefit plans (subject to acquisition exceptions to be agreed). Additional limitations shall be imposed on non-Credit Parties and on transactions between Credit Parties and non-Credit Parties in accordance with the Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants to customary exceptions, qualifications and baskets consistent with the Documentation Principles, including an available amount basket (the “Available Amount Basket”) that will consist of, without duplication, (a) retained excess cash flow, plus (b) the net cash proceeds of equity issuances and capital contributions (other than disqualified capital stock) received by the Acquiror, plus (c) the net cash proceeds of sales of investments made with the Available Amount Basket. The Available Amount Basket may be used for investments, restricted payments and prepayments, redemptions and repurchases of other indebtedness; provided, that (i) no default or event of default has occurred or is continuing or shall exist immediately as a result therefrom, (ii) the Borrowers shall be in compliance with a pro forma consolidated total net leverage ratio to be mutually agreed and (iii) delivery of an officer’s certificate to the Administrative Agent certifying as to compliance the foregoing. The negative covenants will also be subject to certain permitted post-closing reorganization steps being contemplated by the Borrowers, the Target and their respective subsidiaries to the extent such reorganization matters are permitted by the Loan Documents,

Exhibit A-17

or otherwise do not adversely affect the security interest in the Collateral and are approved by the Administrative Agent in its sole discretion.

Financial Covenant	Limited to a maximum consolidated total net leverage ratio (i) with the definitions, and applicable levels and ratios to be agreed consistent with the Documentation Principles, provided that the unrestricted cash and cash equivalents netted from indebtedness in the calculation of such ratio (and any other leverage ratio test set forth in the Loan Documents) shall not exceed $75.0 million, (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States, and (iii) which shall be tested on the last day of each fiscal quarter and set at levels to reflect a 25% non-cumulative cushion from Consolidated EBITDA in the financial model dated February 26, 2015 (and which shall be calculated to take into account of any indebtedness with respect to any Flex Term Loans and any Revolving Credit Loans incurred to finance any OID (as defined in the Fee Letter) or upfront fees payable pursuant to the “flex” provisions of the Fee Letter) provided to the Arrangers on such date.

The foregoing financial covenant will be tested with respect to the Borrowers and their subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

Events of Default

Limited to the following (to be applicable to the Borrowers and their subsidiaries): nonpayment in the required currency of principal when due; failure to deposit cash collateral when due, nonpayment of in the required currency of interest, fees or other amounts after a three business day grace period; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration under material agreements and material indebtedness (including lease purchase transactions); bankruptcy and insolvency events; material judgments; ERISA and other pension events; actual or asserted invalidity or impairment of guarantees, security documents or any other Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Loan Documents); failure of Facilities to constitute senior debt; and a “Change of

Exhibit A-18

Control” (to be defined); subject to customary threshold, notice and grace period provisions, and other exceptions to be mutually and reasonably agreed consistent with the Documentation Principles.

Equity Cure Rights	In the event that the Borrowers fail to satisfy the financial covenant with respect to any fiscal quarter, the Loan Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof to be agreed consistent with the Documentation Principles, the proceeds of common equity or preferred equity (other than disqualified stock (to be defined)) contributions directly or indirectly to the Acquiror made during such fiscal quarter and on or prior to the date on which financial statements are required to be delivered for such fiscal quarter (“Equity Cure Contributions”) shall be treated on a dollar-for-dollar basis as Consolidated EBITDA of the Borrowers solely for purposes of retroactively curing the default(s) under such financial covenant; provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than five Equity Cure Contributions may be made during the term of the Facilities, (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrowers to be in compliance with the financial covenant as at the end of such fiscal quarter, (iv) any reduction in indebtedness with the proceeds of any Equity Cure Contribution (including by way of “netting”) shall be ignored for purposes of determining compliance with the financial covenant, and (v) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under the financial covenant, including being disregarded for purposes of determining any baskets with respect to the covenants contained in the Loan Documents; provided that to the extent Consolidated EBITDA has been increased for any fiscal quarter as a result of an Equity Cure Contribution, Consolidated EBITDA as so increased for such fiscal quarter shall apply for any subsequent determination of the consolidated total net leverage ratio (solely in connection with the calculation of the financial maintenance covenant) which includes such fiscal quarter.

Exhibit A-19

Voting	Amendments and waivers with respect to the Loan Documents will require the approval of Lenders (that are not defaulting Lenders) holding not less than a majority of the aggregate principal amount of the Loans, including participations in Swing Line Loans and Letters of Credit and unused commitments under the Facilities (the “Required Lenders”) (with certain amendments and waivers that effect the rights or duties of one class of Lenders more adversely than any other class of Lenders also requiring class votes, notwithstanding the Documentation Principles), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Loan or any required amortization payment with respect thereto, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or modifications in any of the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales or other permitted dispositions) or (c) assignments by any Credit Party of its rights or obligations under the Facilities.

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, the Issuing Lender and Swing Line Lender and (z) so long as no default or event of default has occurred and is then continuing, the Borrowers (which consent shall not be unreasonably withheld, delayed or conditioned, with the Borrowers being deemed to be withholding their consent reasonably if the proposed assignee or participant is a competitor (to be defined in the Loan Documents)); provided that the Borrowers shall be deemed to have consented to such assignment if the Borrowers have not otherwise rejected in

Exhibit A-20

writing such assignment within ten business days of the date on which such assignment is requested; provided further that, neither the Term Loan Facility nor the Revolving Credit Facility shall be participated or assigned to any natural person or any Disqualified Lender. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans and $2.5 million with respect to the Revolving Credit Facility. Assignments will be made by novation and will not be required to be pro rata among the Facilities. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

The Administrative Agent shall be entitled to make available to all Lenders the list of Disqualified Lenders. In addition, each assignment and assumption shall include a representation that the assignee is not a Disqualified Lender (and the Administrative Agent may rely conclusively on such representation). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Loan Documents relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. For the avoidance of doubt, any assignment to any Disqualified Lender shall not be void, but shall be subject to customary provisions pursuant to which the applicable Borrowers shall be entitled to terminate the commitments of such Disqualified Lender and prepay its Loans.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed). Participants’ and assignees’ entitlements to gross up provisions for withholding taxes shall be subject to customary limitations for transactions and facilities of this type.

Pledges of Loans in accordance with applicable law shall

Exhibit A-21

be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

The Loan Documents shall contain customary provisions (as reasonably determined by the Arranger) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans, including participations in Letters of Credit and Swing Line Loans and unused commitments under the Facilities, shall have consented thereto.

In addition, the Loan Documents shall (i) contain sponsor permitted assignee language consistent with the Documentation Principles, and (ii) provide that the Term Loans may be purchased by the Borrowers on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans acquired by the Borrowers shall be retired and cancelled immediately and automatically upon acquisition thereof, (ii) each Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrowers or any of their subsidiaries (or their respective securities) at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign the Term Loans, (iii) the Term Loans may not be purchased with the proceeds of loans under the Revolving Credit Facility, (iv) no default or event of default shall exist or result therefrom, (v) the Borrowers shall have aggregate liquidity not less than an amount to be agreed, and (vi) any such Term Loans acquired by the Borrowers shall not be deemed a repayment of the Term Loans for purposes of calculating excess cash flow or otherwise deemed to increase Consolidated EBITDA.

Defaulting Lenders

The Loan Documents shall contain customary provisions relating to “defaulting” Lenders consistent with the Documentation Principles, including provisions relating to providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or

Exhibit A-22

assignment of commitments or Loans of such Lenders.

Cost and Yield Protection	Each holder of Loans and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including customary gross-up provisions for withholding taxes imposed by any governmental authority), changes in liquidity or capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably deemed necessary by the Administrative Agent to provide customary protection for U.S. and non-U.S. financial institutions and other lenders, subject to, in the case of each of the foregoing, the right to replace lenders claiming such cost and interest rate protection, customary notice and tolling provisions, mitigation requirements, certification requirements and other exceptions to be mutually and reasonably agreed upon and consistent with the Documentation Principles.

Expenses

The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent and Arrangers associated with the syndication of the Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of external counsel (limited to one such counsel per jurisdiction) and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arrangers, any other agent appointed in respect of the Facilities, each Issuing Lender, each Swing Line Lender and the Lenders (including the reasonable and documented fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or

Exhibit A-23

protection and preservation of rights under, the Loan Documents.

Indemnification	The Loan Documents will contain customary indemnities consistent with the Documentation Principles for (i) the Arrangers, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s (or any of such person’s subsidiaries’, officers’, directors’, employees’ or controlling persons’) gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling.

Governing Law and Forum	The Loan Documents (except as otherwise expressly set forth in a Loan Document) will be governed by New York law and will provide for the Credit Parties to submit to the exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City.

Counsel to the Arrangers, the Collateral Agent and the Administrative Agent	White & Case LLP, with Borden Ladner Gervais LLP acting as local counsel in Canada.

* * *

Exhibit A-24

ANNEX A-I TO EXHIBIT A

TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options

The applicable Borrowers may elect that the Loans or other extensions of credit comprising each borrowing bear interest at a rate per annum equal to:

(i)     the Base Rate (if such Loan is denominated in U.S. Dollars) or the Canadian Prime Rate (if such Loan is denominated in Canadian Dollars), as applicable, plus the Applicable Margin; or

(ii)    Eurocurrency Rate (if such Loan is denominated in U.S. Dollars) plus the Applicable Margin; provided that all Swing Line Loans will be Base Rate Loans or Canadian Prime Rate Loans, as applicable.

The applicable Borrowers may elect interest periods of 1, 2, 3 or 6 months for Eurocurrency Rate Loans (as defined below).

As used herein:

“Applicable Margin” means:

(A)   with respect to Revolving Credit Loans, (i) initially, 3.50%, in the case of Base Rate Loans and Canadian Prime Rate Loans, and (ii) initially, 4.50%, in the case of Eurocurrency Rate Loans; subject to one 0.25% step-down at a consolidated total net leverage ratio level to be agreed;

(B)   with respect to Term Loans, (i) 3.50%, in the case of Base Rate Loans and (ii) 4.50%, in the case of Eurocurrency Rate Loans; and

(C)   with respect to Canadian bankers’ acceptances, a stamping fee of 4.50% per annum; subject to one 0.25% step-down at a consolidated total net leverage ratio to be agreed.

“Base Rate” means the highest of (i) the Federal Funds Rate plus  1⁄2 of 1.00%, (ii) the Bank of America prime rate (the “Prime Rate”), (iii) Eurocurrency Rate plus 1.00%) and (iii) solely with respect to the Term Loan Facility, 2.00%.

“Eurocurrency Rate” means the higher of (i) the London Interbank Offered Rate or a comparable or successor rate which rate is

Annex A-I-1

approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period and (ii) solely with respect to the Term Loan Facility, 1.00%.

“Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100th of 1%) equal to the highest of (i) the CDOR Rate for 30 day bankers’ acceptances plus 0.50% and (ii) the Bank of America prime rate in Canadian Dollars in Canada.

“CDOR Rate” means, for a particular term, the discount rate per annum, calculated on the basis of a year of 365 days, equal to the average rate per annum for Canadian bankers’ acceptances having such term that appears on the Reuters Screen CDOR Page (or any successor page) as of 10:00 a.m., Toronto time, on the first day of such term as determined by the Administrative Agent or, if such rate is not available at such time, the discount rate for Canadian bankers’ acceptances accepted by the Administrative Agent having such term as calculated by the Administrative Agent in accordance with normal market practice on such date.

Interest Payment Dates	With respect to Loans bearing interest based upon (a) Eurocurrency Rate (“Eurocurrency Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date and (b) the Base Rate or the Canadian Prime Rate, on the last business day of each calendar quarter (in arrears) and on the applicable maturity date. Interest shall also be payable on any Loans upon any voluntary or mandatory repayment thereof.

Unutilized Commitment Fee	The Borrowers shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears, subject to one step-down to 0.375% at a consolidated total net leverage ratio level to be agreed. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees	The Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans denominated in the

Annex A-I-2

applicable currency made or maintained as Eurocurrency Rate Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrowers and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as determined by the Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Canadian Bankers’ Acceptances Fees	The Acquiror shall pay a stamping fee on all outstanding Canadian bankers’ acceptances at the rate of 4.50% per annum, subject to one 0.25% step-down at a consolidated total net leverage ratio to be agreed, of the face amount of the relevant Canadian bankers’ acceptances.

Default Rate	All overdue principal, interest, fees and other amounts outstanding under the Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, if there is no applicable rate, 2.00% per annum above the Base Rate applicable to Revolving Credit Loans denominated in U.S. dollars) and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate and 365 days in the case of Canadian Prime Rate Loans and Canadian bankers’ acceptances) for the actual number of days elapsed (including the first day but excluding the last day). The net proceeds of an issuance of Canadian bankers’ acceptances shall be equal to the aggregate face amount thereof discounted by the CDOR Rate applicable to the relevant Canadian bankers’ acceptances for the term thereof based upon a year of 365 days.

* * *

Annex A-I-3

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter and those identified below.

1. Concurrent Financings. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters, and shall have been executed and delivered by the Borrowers and the Guarantors to the Administrative Agent; provided that this condition is subject to the Certain Funds Provision. The Collateral Agent, for the benefit of the Lenders under the Facilities and the other secured parties thereunder, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance satisfactory to the Collateral Agent; provided that this condition is subject to the Certain Funds Provision. The Debt Financing Letters shall be in full force and effect.

2. Transactions. (a) The waiting period (or any extension thereof) applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, (b) evidence of clearance of the transactions contemplated under the Acquisition Agreement from the German Federal Cartel Office in the manner prescribed by the German Act Against Restraints of Competition of 1958, as amended, shall have been received or the waiting periods under such Act shall have expired or been terminated, and (c) any waiting period applicable to the Acquisition under any other applicable non-U.S. law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade shall have expired or been terminated, and any consent required under any such other law in connection with the Acquisition shall have been obtained and shall be in full force and effect. No order (whether temporary, preliminary or permanent) (i) preventing the acquisition of or payment for Shares pursuant to the Tender Offer or (ii) preventing consummation of the Merger, any of the other transactions contemplated under the Acquisition Agreement, or certain tender support agreements and shareholder agreements entered into by certain shareholders of the Acquiror and the Target, shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any law enacted or applicable to the Acquisition that makes the acquisition of or payment for Shares pursuant to the Tender Offer, or the consummation of the Merger, illegal or violative of any law. The Transactions (including the Acquisition, the Tender Offer, the Top-Up Purchases (if necessary) and the Merger) shall have been consummated in accordance with the Acquisition Agreement or will be consummated concurrently with the borrowing of the Term Loans and the receipt by the Acquiror of the proceeds of the foregoing, and the Target shall have become, or will contemporaneously on the Closing Date, become a wholly-owned subsidiary of the Acquiror.

3. Refinancing of Existing Debt. Concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated, all commitments relating to any

Exhibit B-1

Existing Debt shall have been terminated, and all liens or security interests related thereto shall have been (or concurrently with the initial funding of the Facilities will be) terminated or released. Immediately after giving effect to the Transactions, the Company shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, (ii) indebtedness in respect of letters of credit, unsecured notes payable and intercompany indebtedness, in each case, to the extent permitted in accordance with the Definitive Debt Documents (but, in the case of any such third party debt, not exceeding $10.0 million in the aggregate), purchased leases (to the extent constituting indebtedness), and such other indebtedness as may be reasonably agreed by us and (iii) capital lease obligations of the Credit Parties in existence on the date hereof and reflected in the Acquiror’s consolidated balance sheets for the fiscal quarter ended December 31, 2014 and the Target’s consolidated balance sheets for the fiscal quarter ended December 31, 2014.

4. Financial Information. We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Acquiror and the Target for the last three full fiscal years ended at least 90 days prior to the Closing Date (it being acknowledged and agreed that, with respect to the Acquiror, the requirements of this clause (A) shall be satisfied by receipt of such audited consolidated financial statements with respect to the fiscal year ended December 31, 2014, the 8 month period ended December 31, 2013, the fiscal year ended April 30, 2013, and the fiscal year ended April 30, 2012), (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Acquiror and the Target for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year) and (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Acquiror and its subsidiaries (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions.

5. Marketing Period. The Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) following receipt of the Confidential Information Memorandum; provided, that July 2, 2015 shall be excluded in the calculation of such Marketing Period. We will notify you in writing when we have received all information required for the preparation of the Confidential Information Memorandum. If we have not provided such written notice and you in good faith reasonably believe that you have delivered all information required for the preparation of the Confidential Information Memorandum, you may deliver a written notice to us asking us to confirm that we have received all information required for the preparation of the Confidential Information Memorandum. We will have three business days after receipt of your written notice to respond in writing with an itemized list of all information that is still required for the Confidential Information Memorandum. If we do not respond within such three business day period to your written notice, the Marketing Period will be deemed to have commenced.

Exhibit B-2

6. Payments. All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to us, the Lenders or any of our or their respective affiliates pursuant to the Commitment Letter or the Fee Letter, shall have been (or concurrently with the initial funding of the Facilities will be) paid to the extent due and payable in accordance with the terms, respectively, hereof or thereof.

7. Customary Closing Documents. Delivery of the following customary documents required to be delivered under the Definitive Debt Documents, consistent with the Documentation Principles: customary lien, litigation and tax searches, customary legal opinions, corporate records and documents from public officials and officers’ certificates, payoff letters and guaranty and lien releases shall have been delivered. In addition, you shall have delivered (a) at least five business days prior to the Closing Date, all documentation and other information required by U.S. and Canadian regulatory authorities under applicable “know-your-customer”, anti-money laundering and anti-terrorist financing rules and regulations, including the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) as have been reasonably requested in writing at least ten days prior to the Closing Date by such Lenders, (b) a certificate from the chief financial officer of the Acquiror in a customary form reasonably satisfactory to the Arrangers, certifying that the Borrowers and their subsidiaries on a consolidated basis immediately after giving effect to the Transactions are solvent and (c) customary borrowing notices.

8. Accuracy of Representations and Warranties. Subject to the Certain Funds Provision, the representations and warranties in the Loan Documents shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

9. Acquisition Conditions. The Acquisition Conditions (as defined and set forth on Exhibit C hereto) shall have been satisfied.

10. Process Agent. The Administrative Agent shall have received a copy of a letter appointing a process agent reasonably acceptable to the Administrative Agent as process agent for the Acquiror in form and substance reasonably acceptable to the Administrative Agent.

Exhibit B-3

EXHIBIT C TO COMMITMENT LETTER

ACQUISITION CONDITIONS

a)	The Acquiror and Merger Sub shall have entered into an agreement and plan of merger with the Target (as may be amended in accordance with the terms of this Commitment Letter and together with the annexes, schedules, exhibits and attachments thereto, the “Acquisition Agreement”) on terms and conditions (including the aggregate consideration payable under the Tender Offer, the Top-Up Purchases (if necessary) and the Merger) satisfactory to the Arrangers. The Acquisition Agreement will provide, without limitation, that:

(i)	the board of the Target unanimously resolved to recommend to its stockholders to accept the Tender Offer and tender their Shares to Merger Sub pursuant to the Tender Offer and, to the extent required to consummate the Merger, approve the Acquisition Agreement (such recommendation, the “Target Board Recommendation”);

(ii)	the board of the Target will agree to, immediately following the execution of the Acquisition Agreement, disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Target Board Recommendation; and

(iii)

(i) upon any termination of the Acquisition Agreement under circumstances where the Target or Acquiror is entitled to a fee and such fee is paid in full, the payment by the Target or Acquiror of such fee shall be the sole and exclusive remedy of the Acquiror and its Related Persons, and the Target and its Related Persons, respectively, against the Target or the Acquiror and their respective Representatives and affiliates, as applicable, (ii) in no event will the Acquiror or any other person being paid such a fee, or the Target or any other person being paid such a fee, seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with the Acquisition Agreement) based on a claim in law or equity with respect to, (A) any loss suffered, directly or indirectly, as a result of the failure of the Acquisition to be consummated, (B) the termination of the Acquisition Agreement, (C) any liabilities or obligations arising under the Acquisition Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under the Acquisition Agreement (including relating to the Debt Financing Letters or the transactions contemplated therein), (iii) upon payment of any such fee in accordance with the Acquisition Agreement, none of the Target, the Acquiror or any affiliates or Representatives of the Target or the Acquiror, shall have any further liability or obligation to another person relating to or arising out of the Acquisition Agreement, (iv) subject to the rights of the parties to the Debt Financing Letters under the terms thereof, none of the parties to the Acquisition Agreement, nor or any of their respective Related Persons, shall have any rights or claims (whether in contract, tort or otherwise) against the Administrative Agent, the Arrangers and

Exhibit C-1

the Lenders (and their respective affiliates) arising out of or relating to the Acquisition, the Acquisition Agreement, the Debt Financing Letters, the Facilities or the performance of any services thereunder, (v) any claim, suit, action or proceeding against the Administrative Agent, the Arrangers or any Lender or any affiliate thereof arising out of or relating to the Acquisition, the Acquisition Agreement, the Debt Financing Letters, the Facilities or the performance of any services thereunder be governed by the laws of the State of New York (subject to the proviso set forth in Section 11 of the Commitment Letter) and subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan, City of New York, State of New York, (vi) the parties to the Acquisition Agreement will not, and it will not permit any of their affiliates to, bring or support anyone else in bringing any such claim, such action or proceeding in any other court, (vii) the parties to the Acquisition Agreement shall waive any right to trial by jury in respect of any such claim, suit, action or proceeding, and (viii) the Administrative Agent, the Arrangers and the Lenders (and their respective affiliates) are express third-party beneficiaries of the provisions in the Acquisition Agreement reflecting clauses (iv), (v), (vi), (vii) and (viii) above, and any amendment or waiver with respect to the provisions in the Acquisition Agreement reflecting clauses (iv), (v), (vi), (vii) and (viii) above shall require the consent of such persons.

For the purposes hereof, “Related Persons” shall mean, with respect to any person, each of such person’s former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees.

It is understood and agreed that draft of the Acquisition Agreement delivered to the Arrangers on the date hereof is satisfactory to the Arrangers.

b)	Neither the Acquiror nor any of its subsidiaries shall waive, amend, or provide any consent with respect to, any term or condition of the Acquisition Agreement:

(i)	that increases the aggregate consideration (other than an increase in the equity portion of the aggregate consideration or an increase in the cash portion of the aggregate consideration to the extent funded with the proceeds of an issuance of common stock by the Acquiror); or

(ii)

that otherwise, individually or in the aggregate, is or could reasonably be expected to materially and adversely affect the interests of the Arrangers and the Lenders in their respective capacities as such (it being understood and agreed that (1) any decrease in the per share consideration paid in an amount less than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers unless such decrease is utilized to reduce the Term Loan Facility, (2) any decrease in the per share consideration paid in an amount equal to or greater than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers, (3) any change to the definition of “Target Material Adverse Effect” or similar definition shall be deemed to be adverse to the interests of the Lenders and the Arrangers, and (4) any modifications to any of the provisions described in clause (a)(iii)

Exhibit C-2

above shall be deemed to be adverse to the interests of the Lenders and the Arrangers).

c)	The Transactions (including the Acquisition, the Tender Offer, the Top-Up Purchases (if necessary) and the Merger) shall have been consummated or will be consummated concurrently with the borrowing of the Term Loans, and the receipt by the Acquiror of the proceeds of the foregoing, in accordance with the terms and conditions of the Acquisition Agreement, without amendment, modification or waiver of the provisions described in clauses (i) or (ii) of item b) above.

d)	The Acquiror shall provide evidence that (i) at least a majority of the fully diluted Shares have been validly tendered and not properly withdrawn pursuant to the Tender Offer as of the Acceptance Time (as defined in the Acquisition Agreement) and that, on the Closing Date, at least a majority of the fully diluted Shares have been accepted for payment by Merger Sub pursuant to the Tender Offer (and the requirements of this clause (i) shall be referred to herein as the “Minimum Tender Condition”) and (ii) each of the following conditions shall have been satisfied on the Closing Date (as a result of Top-Up Purchases or otherwise): (1) Merger Sub shall have acquired, pursuant to the Tender Offer, as a result of Top-Up Purchases or otherwise, at least 90% of the outstanding Shares and (2) a “short form” merger may be effected under applicable law and without any consent from any governmental authority (other than the filing and acceptance of a certificate of ownership and merger or a certificate of merger, as the case may be, in accordance with Delaware law) or any shareholder of the Target other than Merger Sub (and the requirements of this clause (ii) shall be referred to herein as the “90% Condition”).

e)	Delivery by the Acquiror of a certificate setting out the amount required to pay for the Shares exchanged for cash consideration under the Acquisition (including the Tender Offer, the Top-Up Purchases (if necessary) and the Merger), together with evidence that all amounts required to complete the Acquisition (including the Tender Offer, the Top-Up Purchases (if necessary) and the Merger) that are not being funded under Facilities have been paid by the Acquiror to the exchange agent under the Acquisition for payment to the applicable securityholders.

f)	Proceeds of the advance(s) under the Facilities being paid directly or indirectly to the exchange agent under the Acquisition, to the extent being used to pay for the Shares.

Exhibit C-3